SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(  Amendment No. __  )

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☒	Soliciting Material under § 240.14a-12

AVANTGO, INC.

(Name of Registrant as Specified in Its Charter)

SYBASE, INC.

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Sybase, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: AvantGo, Inc.
Commission File No.: 000-31561

The following is the text of a newsletter issued to the employees of Sybase, Inc. and AvantGo, Inc. on January 14, 2003:

Alliance Newsletter #1

Sybase-AvantoGo Integration Team Kicks Off

This is the first issue of the Alliance Newsletter, which was created as the primary communications vehicle to deliver news of the proposed acquisition of AvantGo by Sybase. You will receive the newsletter via email on Tuesday of each week through the end of March 2003.

Integration Team
 To ensure a smooth transition for the proposed acquisition of AvantGo by Sybase, Sybase has formed an integration team that meets weekly. The mission of the integration team is to prepare for the effective integration of AvantGo with Sybase, upon the closing of the deal. The team has three main objectives 1) to realize the upside value from: people, products and channels, 2) to attain financial goals to make the proposed deal accretive in 2003 and 3) to keep internal and external stakeholders informed on the value of the proposed combination.

The team held its first meeting on Tuesday, January 7, 2003 at Sybase headquarters in Dublin, CA. Mark Westover, Sybase senior director of Corporate Development, is serving as head of the integration office. The proposed acquisition is currently expected to close at the end of February, after the AvantGo shareholders have voted to approve the transaction. However, it should be noted that it is not uncommon for a transaction of this nature to be delayed, as certain of the filings AvantGo is required to make are subject to review by the Securities and Exchange Commission.

Functional teams have been identified to investigate the organizational blueprint, revenue synergy targets, cost synergy targets and risk mitigation strategies. Teams will also focus on different aspects brought up by the proposed acquisition including management, product management, HR, finance, real estate, operations, IT, legal, marketing, partners & alliances, sales, presales, professional services and support.

Key Risk
 The actions and the coordination of the team are intended to reduce key risks that companies face during the pre-acquisition period. The top risk is that companies lose focus during the period before the acquisition is approved and miss their quarterly financial goals and targets. Westover said every effort would be made to keep a ‘business as usual’ atmosphere during this time so programs and business operations move forward as planned on both sides.

Next Steps
 By January 15, the Sybase integration team is expected to have scheduled the first functional team meeting with their AvantGo counterparts. At the same time the team will complete building functional team project plans, including tasks, timing, and deliverables, for the next five weeks. By its next meeting, the team will also identify functional team issues for integration, interdependencies with other functional teams, and begin collecting information to build the integration plan.

The key objective for the next meeting is for the functional integration team members to make initial recommendations to the integration office and discuss how we can work together successfully in the future.

The integration team meets each Wednesday until the proposed integration is completed and will continue to give you updates through the Alliance Newsletter. If you have any questions or suggestions for future issues, please send and email to: intergration@sybase.com.

In connection with the proposed acquisition, AvantGo has filed preliminary proxy materials and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF AVANTGO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations, AvantGo, 25881 Industrial Boulevard, Hayward, CA 94545 (Telephone: (510) 259-4000). In addition, documents filed with the SEC by AvantGo will be available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of AvantGo in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by AvantGo with the SEC on January 13, 2003.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of AvantGo, future growth, the completion of the acquisition and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisition may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and AvantGo and their respective operations that are detailed in the period filings with the SEC of Sybase and AvantGo, including their most recent filings on Form 10-K and Form 10-Q.